TRIMBLE INC.

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT, effective on the date of last signature (this “Agreement”), is entered into by and between Trimble Inc., a Delaware corporation (the “Company”), and [●] (the “Executive”).

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders;

WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board (as defined below) has approved the Company entering into a severance agreement with the Executive in order to encourage the Executive’s continued service to the Company;

WHEREAS, the Executive is prepared to provide such services in return for specific arrangements with respect to severance compensation and other benefits;

WHEREAS, the Executive will serve and has served as an executive, management personnel, or officer of the Company; and

WHEREAS, the Company and the Executive desire to agree on certain benefits which the Company will pay to the Executive in the event of termination of the Executive’s employment under the circumstances described herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:

1.Definitions.    As used in this Agreement, the following terms shall have the respective meanings set forth below:
(a)“Board” means the Board of Directors of the Company.
(b)“Bonus” means the annual bonus payable pursuant to the Company’s Trimble OneBonus Plan (TOP) or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board or appropriate Board committee.
(c)“Cause” means (i) the Executive’s engagement in acts of embezzlement, dishonesty or moral turpitude; (ii) the conviction of the Executive for having committed a felony; (iii) a breach by the Executive of the Executive’s fiduciary duties and responsibilities to the Company that could reasonably be expected to result in a material adverse effect on the Company’s business, operations, prospects or reputation; or (iv) the repeated failure of the
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Executive to perform duties and responsibilities as an employee of the Company to the reasonable satisfaction of the Company (except in the case of death or disability) that has not been cured within thirty (30) days after a written demand for substantial performance has been delivered to the Executive by the Company. The determination of Cause shall be made by the sole determination of the Company.
(d)“Code” means the Internal Revenue Code of 1986, as amended.
(e)“Company” means Trimble Inc., a Delaware corporation, and any successor thereto.
(f)“Date of Termination” means the date on which the Executive’s employment by the Company terminates and such termination constitutes a “separation from service” as defined and applied under Section 409A of the Code.
(g)“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events:
(i)a material diminution in the Executive’s position, responsibilities, or duties, or the Executive’s removal from such position, responsibilities and duties, provided that a change in title for any executive (excluding an involuntary change in title of the Chief Executive Officer, Chief Financial Officer, or General Counsel) will not by itself be sufficient to constitute a material diminution of Executive’s position, responsibilities or duties;
(ii)ten percent (10%) or greater reduction by the Company in the Executive’s base salary as in effect immediately prior to such reduction, specifically excluding a temporary reduction affecting all executive-level employees due to a significant force majeure event adversely affecting the Company such as a future pandemic; or
(iii)the relocation of the Executive to a facility or a location more than twenty-five (25) miles from the Executive’s prior primary work location, provided, however, that in each case, that the Executive has (A) provided written notice of the circumstances establishing Good Reason within sixty (60) days of the initial existence of such conditions, (B) given the Company at least thirty (30) days to cure, and (C) if the Company fails to cure, the Executive terminates employment within ninety (90) days following the expiration of the cure period. In the event the Executive fails to provide notice of within sixty (60) days of the date on which the Executive first has actual or constructive knowledge of an event or condition constituting Good Reason hereunder, such event shall not constitute Good Reason hereunder.
(h)“Pro-Rated Bonus Amount” means an amount (if any) equal to the Bonus that is determined by the Board or appropriate Board committee to be payable for the Year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed between the commencement of the performance period applicable to the Bonus and the Date of Termination, and the denominator of which is the total number of calendar days contained in the performance period.

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(i)“Section 409A” means Section 409A of the Code, the related Treasury Regulations and Internal Revenue Service guidance issued regarding the application of Section 409A.
(j)“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.
(k)“Target Bonus Amount” means, with respect to the Year in which the Date of Termination occurs, the amount of the Executive’s target Bonus for such Year based upon the Company’s forecasted operational plan, which is an amount equal to a percentage of the Executive’s annual base salary.
(l)“Year” means the fiscal year of the Company.
2.Rights of the Executive upon Termination Without Cause or for Good Reason.
(a)Upon the Date of Termination, the Executive shall be entitled to a lump sum cash amount equal to the sum of (A) the Executive’s base salary from the Company and its Subsidiaries through the Date of Termination, and (B) any outstanding Bonus for which payment is due and owing at such time, in each case to the extent not theretofore paid.
(b)Except as otherwise set forth in this Agreement, provided the Executive has executed and delivered the Release (as defined in Section 4 below) and such Release has become effective and irrevocable, if the Company terminates the Executive’s employment other than for Cause or the Executive terminates the Executive’s employment for Good Reason, then the Executive shall be entitled to receive the following payments and benefits:
(i)a lump sum cash payment equal to the sum of (A) Executive’s annual base salary from the Company and its Subsidiaries in effect immediately prior to the Date of Termination and (B) the Target Bonus Amount, which shall be payable within sixty-five (65) days of the Date of Termination;
(ii)a lump sum cash payment equal to the Pro-Rated Bonus Amount, which shall be payable within ninety (90) days following the last day of the applicable performance period; and
(iii)a lump sum cash payment equal to $35,000, representing the cost of COBRA premiums or medical benefits for a period of fourteen (14) months, which shall be payable within sixty-five (65) days of the Date of Termination;
(iv)the pro rata vesting of each outstanding option, restricted stock unit or other equity award subject to time-based vesting granted under any of the Company’s stock option or incentive plans that is held by the Executive immediately prior to the Date of Termination (each, a “Time-Based Equity Award”) equal to the number of shares subject to each Time-Based Equity Award, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed between the commencement of the vesting period applicable to the corresponding Time-Based Equity Award and the Date of Termination, and the denominator

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of which is the total number of calendar days contained in the vesting period applicable to the corresponding Time-Based Equity Award, reduced by the number of Shares subject to the Time-Based Award that have previously vested; each Time-Based Equity Award that vests pursuant to this Section 2(b)(iv) shall be settled within 65 days of the Date of Termination; provided, however, that if necessary to comply with Section 409A, the Time-Based Equity Award shall be settled upon the earliest date upon which the settlement may be made without resulting in adverse taxation under Section 409A; and
(v)the pro rata vesting of any outstanding performance-based restricted stock units granted under any of the Company’s incentive plans that is held by the Executive immediately prior to the Date of Termination (“PRSUs”) equal to the number of PRSUs that become eligible to vest based on actual attainment of the performance goals, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed between the commencement of the performance period applicable to the PRSUs and the Date of Termination, and the denominator of which is the total number of calendar days contained in the corresponding performance period; the PRSUs that vest pursuant to this Section 2(b)(v) shall be settled within sixty-five (65) days of the last day of the applicable performance period.
(vi)In the event the Executive’s termination of employment gives rise to payments and benefits under that certain Change in Control Severance Agreement, by and between the Company and the Executive dated as of the date hereof, as amended from time to time (“Change in Control Agreement”), and the Executive’s Date of Termination occurs after the “Change in Control,” as defined in the Change in Control Agreement, the Executive shall not be eligible to receive any payments or benefits under this Agreement. Alternatively, if a Change of Control occurs within the three (3) month period measured from the Date of Termination, the Executive shall receive payment under this Agreement and in addition shall be entitled to receive benefits under the Change in Control Agreement but solely to the extent such benefits exceed the amount that would be payable under this Agreement (the “Change in Control Severance Amount”). Any such Change in Control Severance Amount shall be paid in accordance with the terms set forth in Section 2 or 3 of the Change in Control Agreement, as applicable.
(c)Golden Parachute. In the event that the benefits provided for in this Agreement (together with any other benefits or amounts) otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 2(d) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s benefits under this Agreement shall be either (i) delivered in full, or (ii) delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, result in the receipt by the Executive on an after-tax basis, of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a reduction of benefits hereunder, the Consulting Firm (as defined below) shall determine which benefits shall be reduced so as to achieve the principle set forth in the preceding sentence.  In no event shall the foregoing be interpreted or administered so as to result in an acceleration of payment or further deferral of payment of any amounts (whether under this Agreement or any other arrangement) in

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violation of Section 409A. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section 2(d), including the manner and amount of any reduction in the Executive’s benefits under this Agreement, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by Ernst & Young LLP (the “Consulting Firm”). In the event that the Consulting Firm (or any affiliate thereof) is unable or unwilling to act, the Executive may appoint a nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Consulting Firm hereunder). All fees and expenses of the Consulting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Consulting Firm in connection with the performance of services hereunder. For the purposes of making the calculations required under this Section 2(d), the Consulting Firm may make reasonable assumptions and approximations concerning the application of Sections 409A,280G and 4999 of the Code. The Company and the Executive shall furnish to the Consulting Firm such information and documents as the Consulting Firm may reasonably request to make a determination under this Section 2(d).
3.Non-Compete. To the extent that any Executive is: (i) located in a jurisdiction in which a post-termination restrictive covenant between the Executive and the Company would be considered void and unenforceable under, and/or would constitute a violation of, any applicable law of that jurisdiction; or (ii) does not meet the compensation threshold required for a post-termination covenant to be enforceable under any applicable law of that jurisdiction, either at the time the Agreement is entered into or at the time of enforcement, then, to the extent required by applicable law, this Section 3 will not apply to any such Executive. However, any conduct relating to the solicitation of Company’s customers or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times.
During the period of the Executive’s employment by the Company and for a period of twelve (12) months thereafter, the Executive agrees not to engage in, provide services to, or otherwise participate in, whether as an employee, owner, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, or any other similar capacity, of any business, enterprise, or engagement that (i) is directly competitive with the business of the Company and (ii) in any way may disclose or utilize jeopardize the Company’s trade secrets. Notwithstanding the foregoing, nothing in this Agreement prohibits the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Executive’s ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, the corporation.
The Company and the Executive agree and stipulate that this restrictive covenant is fair and reasonable in light of all the facts and circumstances of the relationship between the Executive and the Company; however, the Executive and the Company are aware that in certain circumstances courts have refused to enforce certain restrictive covenants. Therefore, in furtherance of and not in derogation of the provisions of this Section 3, the Company and the Executive agree that in the event a court not within an Excluded Jurisdiction should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict the Executive’s competition with the Company to the maximum extent, in scope, time

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and geography, which the court shall find enforceable; however, in no event shall the provisions of this Section 3 be deemed to be more restrictive to the Executive than those contained therein.
This Section 3 does not limit or impair the Executive’s non-solicitation obligations to the Company under any other agreement between the Executive and the Company, including but not limited to an inventions, confidentiality, and restrictive covenants agreement, except that, to the extent such obligations are considered void and unenforceable under, and/or would constitute a violation of, any applicable law of that jurisdiction, such restrictive covenant will not apply to the Executive.
4.Release. Unless the following requirement is waived by the Board in its sole discretion, the payments and benefits payable under Section 2(b) shall not apply unless the Executive delivers (and does not revoke) an executed and effective release acceptable to the Company (similar to the form attached hereto as Exhibit A) releasing the Company, its Subsidiaries, stockholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Executive’s employment with the Company or the termination of such employment (the “Release”). The Executive shall execute and return such Release within the time period provided for by the Company, but in no event later than 50 days of the Date of Termination (the “Release Deadline”). If the Release has not been returned on or before the Release Deadline, the Executive shall not be entitled to any benefits and payments pursuant to Section 2(b) of this Agreement. For clarity, the release attached hereto as Exhibit A is a sample only, and the Release provided to Executive may differ to reflect applicable state law requirements.
5.Withholding Taxes. The Company may withhold from all payments due to the Executive (or the Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6.Scope of Agreement.    Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company. Notwithstanding any other provision hereof to the contrary, the Executive may, at any time during the Executive’s employment with the Company upon the giving of 30 days prior written notice, terminate the Executive’s employment. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payment or benefit under this Agreement, neither the Executive nor the Company shall have any further obligation or liability hereunder.
7.Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (as defined and applied in Section 409A) as of the Date of Termination, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions under Section 409A) and to the extent required by Section 409A, the Executive shall instead receive such payments (including settlement of equity awards) on the earlier of (a) the first day following the six-month anniversary of the Date of Termination, or (b) the Executive’s date of death, to the extent such delay is otherwise required in order to avoid a prohibited distribution under Section 409A. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this

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Agreement shall be considered a “separate payment.” Further, to the extent the payments contemplated under Section 2(b) constitute deferred compensation and the applicable payment period described in Section 2(b) spans two calendar years, then the payments contemplated thereunder shall be paid in the second calendar year. In addition, for purposes of Section 409A, payments shall be deemed exempt from Section 409A to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Date of Termination) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference. Notwithstanding anything to the contrary in this Agreement, the Company may amend the Agreement, or take any other actions, as deemed necessary or appropriate to (a) exempt any payment or benefit under the Agreement from Section 409A and/or preserve the intended tax treatment of the payments or benefits under the Agreement, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section, but the Company shall not be under any obligation to make any such amendment. Nothing in this Agreement shall provide a basis for any person to take action against the Company based on matters covered by Section 409A, including the tax treatment of any payment or benefit under the Agreement, and the Company shall not under any circumstances have any liability to the Executive, the Executive’s estate or any other party for any taxes, penalties or interest due on any payment or benefit under this Agreement, including taxes, penalties or interest imposed under Section 409A.
8.Compensation Recoupment. Any payment or benefit under this Agreement (and any proceeds therefrom (e.g., sale of shares) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to facilitate compliance with any clawback, forefeiture, recoupment or similar policy adopted by the Board or the Company as in effect on the date hereof or as may be adopted thereafter as may be required or advisable under applicable laws, stock exchange rules, and/or regulatory requirements, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 thereunder, and Listing Rule 5608 of the Nasdaq Stock Market.
9.Successors’ Binding Obligation.
(a)This Agreement shall not be terminated by any merger, consolidation or corporate reorganization of the Company (a “Company Change”) or transfer of assets. In the event of any Company Change or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.
(b)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with Section 2 of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
10.Notice.

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(a)For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States Mail, certified and return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
[●]

If to the Company:
Trimble Inc.
10368 Westmoor Drive
Westminster, CO 80021
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)A written notice of the Executive’s Date of Termination by the Company to the Executive shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (which, except in the case of termination for Cause, shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Company to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
11.Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.
12.Governing Law; Waiver of Jury Trial; Validity. The interpretation, construction and performance of this Agreement shall be governed exclusively by, and construed and enforced exclusively in accordance with, the substantive laws of the law of the state in which Executive primarily resides and works, without regard to or application conflicts of laws provisions. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

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13.Entire Agreement; Counterparts. This Agreement contains all the understanding between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings, promises and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.
14.Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries under any other employee benefit plan or compensation program of the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year set forth below.

Executive

Name:      [●]
Title: [●]

Date:

Trimble Inc.
By:
Name: Jennifer Allison
Title: Vice President, Secretary and General Counsel

Date:
Signature Page to
Executive Severance Agreement

EXHIBIT A

SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Settlement Agreement and Release of All Claims (hereinafter “Agreement”) is entered into by and between [name] (hereinafter “Employee”) and Trimble Inc., a Delaware corporation (hereinafter the “Company”). In consideration of the covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, the parties agree to settle the disputes between them as follows:
1.    The parties stipulate that:
a. Employee was employed by the Company or with one of its subsidiaries (collectively, also the “Company”) through [Date] (the “Severance Date”).
b. Employee’s employment with the Company is being terminated [by the Company without Cause] [by the Employee with Good Reason] (as defined in that certain Executive Severance Agreement (the “Severance Agreement”) by and between Employee and the Company).
c. Employee has not filed, and has not assisted any third party in filing, any action (including but not limited to civil and administrative claims and actions) against the Company, or any of its past or present officers, directors, employees, stockholders, agents, predecessors, successors, representatives, suppliers, or affiliated companies (hereinafter referred to collectively as “the Releasees”).
d. Employee represents and agrees that Employee has been paid all compensation earned and due to Employee as of Employee’s last day of work including, but not limited to, all accrued but unused vacation/PTO.
e. Employee and the Company each desire to compromise, settle, discharge and release in full any and all rights, claims and actions whatsoever that Employee has or may have against the Releasees arising out of Employee’s employment by the Company and/or the termination of Employee’s employment, through action of law, statute, or contract, up to and including the date of this Agreement.
2.    Upon Employee’s execution of this Agreement, Employee shall (a) deliver to Company’s designated representative an original signed copy of this Agreement to the Company, unless a copy was automatically provided to company through Company’s electronic signature system; and (b) promptly return to Company’s designated representative any and all property owned or provided by the Company that is within Employee’s possession or within Employee’s control, including, but not limited to, personal computing devices, mobile devices, technical resources and accompanying data, programs, computer files, documentation, records and paperwork, and any other equipment, office keys and badges. If Employee used personal accounts or devices for company business, Employee will promptly forward any Company-related communications through Employee’s personal accounts or devices, and irretrievably delete such communications from Employee’s personal accounts and devices once Company has confirmed receipt. Employee also agrees that Employee will provide any and all lists of passwords and access information to

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the Company, including copies, and that he or she will irretrievably delete such passwords and access information from Employee’s personal accounts and devices, and destroy any physical copies, once Company has confirmed receipt.
3.    a.    Provided that Employee has completed the actions required in Section 2, but not before the expiration of Employee’s seven-day revocation period, Employee shall be entitled to the payments and benefits provided to Employee under the Severance Agreement at the time or times set forth in the Severance Agreement.
b. The consideration provided in this Section 3 to Employee is given in accordance with the following understanding and agreement of the parties:
(i) The parties agree that the consideration paid to Employee under this Paragraph 3 shall constitute full and complete settlement of all claims of whatever kind that have been or could be made by Employee against any of the Releasees, without regard to whether such claims are based on an alleged breach of an obligation or duty arising from contract, tort, or statute.
(ii) Employee acknowledges and agrees that the Releasees have made no representations to Employee regarding the tax consequences of any consideration received by Employee pursuant to this Agreement. Employee agrees to pay federal and state taxes, if any, that are required by law to be paid by Employee with respect to this settlement. Employee further agrees to indemnify, defend and hold the Releasees harmless from any claims, demands, judgments or recoveries by any governmental entity against the Releasees for any amounts claimed due on account of this Agreement based on or because of actions or omissions by Employee or pursuant to claims made under any federal or state tax laws based on or because of actions or omissions by Employee, and any costs, expenses or damages sustained by the Releasees by reason of any such claims, including any amounts paid by the Releasees as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.
(iii) Employee agrees that the consideration delivered under this Section 3 shall constitute the entire amount of consideration provided to Employee under this Agreement and that Employee will not seek any further compensation for any other claimed damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement. This consideration paid by the Company is solely consideration for this Agreement to which Employee is not otherwise entitled.
4.     In consideration for the Company’s promise to deliver the consideration described above, Employee, on behalf of Employee and any of Employee’s past, present and future spouses, heirs, executors, administrators, principals, agents, attorneys, predecessors, successors and assigns, agrees to and hereby irrevocably waives and releases the Releasees from any and all claims, charges, demands, obligations, damages, liabilities or causes of action of any kind whatsoever (hereinafter “claims”), whether known or unknown, suspected or unsuspected, that Employee has or may have against them by reason of any act, omission, transaction or event occurring up to and including the date of this Agreement, including, without limitation, any act, omission, transaction or event related to or arising out of Employee’s employment with the Company or termination of that employment, without regard to whether such claims are based on alleged breach of an obligation or duty arising in contract, tort, statute, any alleged unlawful act (under the California

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Labor Code, the California Business & Professions Code, the California Constitution, local ordinances, or other state or federal statutes), or any other claim regardless of the forum in which it might be brought. It is expressly understood and agreed by Employee that this waiver and release includes, but is not limited to, any and all rights or claims that arise under Title VII of the Civil Rights Act of 1964 and Executive Order 11246, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act of 2008 (GINA), the Immigration Reform and Control Act (IRCA), the federal Worker Adjustment and Retraining Notification Act of 1988 and similar state laws (known as WARN laws, which require advance notice of certain workforce reductions), the Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits) (ERISA), the Fair Labor Standards Act of 1938; the Family and Medical Leave Act of 1993, or any state or local laws including but not limited to the California Fair Employment and Housing Act and the California Family Rights Act; as well as any and all claims arising under the Employee Retirement Income Security Act of 1974, up to the effective date of this Agreement but not thereafter. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding by the Equal Employment Opportunity Commission.
Employee acknowledges that Employee intends that this Agreement shall be effective as a bar to each and every one of the claims hereinabove mentioned or implied. Employee expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated claims (notwithstanding any statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied that may exist up to and including the date of this Agreement. Employee further agrees that if Employee brings a claim seeking damages or relief against any of the Releasees, or if Employee seeks to recover against any of the Releasees in any claim brought by a governmental agency on Employee’s behalf, the release set forth in this Agreement shall serve as a complete defense to such claims, and Employee shall reimburse the Releasees for any attorneys’ fees or expenses or other fees and expenses incurred in defending any such claim.
Without in any way limiting the generality of the foregoing release of claims, Employee agrees that, other than the payments pursuant to Section 3(a) above, Employee is not entitled to, and shall not receive, any other compensation, remuneration, bonus, incentive plan payout, severance, benefit, consideration, payment or incentive (including any capital stock, stock option, stock appreciation right or any other equity-based incentive) or any reimbursement of any expenses of any kind or nature or expectation of remuneration from any of the Releasees, whether pursuant to any pre-existing or contemporaneous oral or written agreement or otherwise. Employee further agrees and acknowledges that Employee will not be entitled to receive any portion of any equity awards granted to Employee by the Company but remaining unvested as of the Separation Date. Each party shall bear its own costs and attorney’s fees associated with the process leading to this Agreement.
Nothing in this Agreement shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board

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(“NLRB”) or any similar state or local agencies, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, or similar state or local agencies. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, or similar state or local agency proceedings, including any subsequent legal action.
5.    Employee understands and agrees that Employee’s release of claims described in this Agreement includes (but is not limited to) a waiver of Employee’s rights and claims arising under the Age Discrimination in Employment Act of 1967 (ADEA). Employee understands and agrees that Employee has the right not to execute this Agreement without first having considered it for a full twenty-one (21) days from receipt of the Agreement. Employee agrees that Employee may sign this Agreement without waiting the full twenty-one (21) days and that, if Employee has done so, Employee’s decision to do so has been knowing and voluntary, and not induced through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day period, or the provision of different terms to employees who sign any release prior to the expiration of the twenty-one (21) day period. Employee did not execute this Agreement without first being advised in writing to consult an attorney of Employee’s choice. Employee further understands and agrees that Employee:
a. Has had the full aforementioned twenty-one (21) day period within which to consider this Agreement before executing it and, if Employee has waived the full period, the waiver has been knowing and voluntary as described above;
b. Has carefully read and fully understands all of the provisions of this Agreement;
c. Has at all times during the course of negotiation and execution of this Agreement been advised by an attorney or has had adequate opportunity to consult counsel of Employee’s choice concerning the terms of this Agreement. Employee was advised and is hereby advised in writing to consult with counsel of Employee’s choice prior to entering into this Agreement;
d. Is, through this Agreement, releasing the Releasees from any and all claims that Employee has or may have against them;
e. Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;
f. Knowingly and voluntarily intends to be legally bound by the same;
g. Has had a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and is hereby advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and
h. Understands that Employee does not release, discharge or waive (i) any rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date this Agreement is executed; (ii) any rights to payment and benefits provided under the Severance Agreement that are contingent upon the execution by Employee of this Agreement; (iii) any right of indemnification or contribution that Employee may have under the organizational documents of the Company or from any other source, including, any directors’ or officers’ insurance policy maintained by the Company.

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6.    This Agreement is a full and final compromise and settlement and a general release by Employee that includes all unknown and unanticipated damages or injuries, to property or person, by reason of any act, omission, transaction or event occurring up to and including the date of this Agreement, including, without limitation, any act, omission, transaction or event related to or arising out of Employee’s employment with the Company or termination of that employment. Employee waives all rights or benefits that Employee may now or in the future have under the terms of Section 1542 of the California Civil Code, which Employee has had an opportunity to review with counsel of Employee’s choice and which reads as follows:
A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or releasing party.

Employee understands that Section 1542 (and similar laws of other states) gives Employee the right not to release existing claims of which Employee is not now aware, unless Employee voluntarily chooses to waive this right. Even though Employee is aware of the rights described in Section 1542 (and similar laws of other states), Employee nevertheless hereby voluntarily waives such rights and elects to assume all risks for claims that now exist in Employee's favor, known or unknown, arising from the subject matter of the general release in this Agreement. Employee waives all rights or benefits that Employee may now or in the future have under any state, federal or local law limiting the effect of a general release. This release and waiver is not a mere recital, but is a known waiver of rights and benefits. This is a bargained-for provision of this Agreement and is further consideration for the covenants and conditions contained herein, and Company is entering into this Agreement in reliance on such release and waiver.
8.    Employee acknowledges and agrees that in the course of Employee’s employment with the Company, Employee has had access to and/or made use of certain confidential information relating to the business activities of the Company. Such confidential information includes, but is not limited to, the Company’s practices and processes in managing its human resources such as recruiting, retention, compensation and training; the Company’s business strategies including marketing and distribution; financial results; pricing data; key persons to contact with regard to customer accounts and customer needs; market surveys and research data; and contractual agreements between the Company and customers, distributors and other persons or entities, compilations of information and records that are owned by the Company and are regularly used in the operation of the Company’s business and other information that is kept confidential by the Company.
a. Employee agrees that Employee will continue to abide by any written agreements concerning the use and protection of confidential and proprietary information, which are incorporated herein by reference, and that this Agreement does not extinguish any such written agreements. Employee agrees that Employee will not disclose any such confidential information, directly or indirectly, or use any of it in any way whatsoever.
b. Employee further represents and agrees that all files, computer programs, records, documents, lists, specifications, and similar items relating to the business activities of the Company, including any and all copies, whether prepared by Employee or otherwise coming into Employee’s possession, custody or control, are property of the Company and have been or

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will be returned immediately by Employee to the Company and that Employee will not remove from the premises of the Company any such property or information.
c. Notwithstanding this provision, Employee is authorized to disclose this Agreement to Employee's spouse, attorneys and tax advisors on a "need to know" basis, on the condition that they agree to hold the terms of the Agreement, including the severance, in strictest confidence. Employee is further authorized to make appropriate disclosures in response to a subpoena, provided that Employee notifies the Company in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure. No such notice, however, is required if Employee makes disclosure of confidential information of this Agreement in the process of exercising Employee's right or ability to file a charge or claim or communicate or cooperate with any federal, state or local agency, including providing documents or other protected disclosures as set forth herein.
d. Employee agrees that at all times Employee will not provide any negative commentary or make any defamatory or otherwise unlawful statements about the Company (except to the extent required to give truthful testimony under oath), and will not make any false statements about Company.
e. Nothing in this Agreement is intended to (a) prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, or (b) prevent or restrict the disclosure of factual information related to a claim filed in a civil action or a complaint filed in an administrative action regarding sexual assault, sexual harassment, workplace harassment or discrimination based on sex, or retaliation against a person for reporting such acts. Further, nothing in this Agreement restrains Employee from disclosing the underlying facts of an alleged discriminatory or unfair employment practice, including the existence and terms of a settlement agreement, (i) to Employee’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (ii) to a local, state or federal government agency; (iii) in response to legal process, such as a subpoena; or (iv) as otherwise required by law, and disclosure of the underlying facts of alleged discriminatory or unfair employment practice as set forth in this sentence does not constitute disparagement. If Company disparages Employee to a third party, Company may not seek to enforce any non-disparagement or nondisclosure provision in this Agreement against Employee or seek damages against Employee for violating those provisions, but all other remaining terms of this Agreement remain enforceable.
f. To the extent Employee is a not a supervisor under the National Labor Relations Act (NLRA), this Section does not, in any way, restrict or impede Employee from exercising protected rights, including those under applicable state law and/or Section 7 of the NLRA (such as assisting coworkers or former coworkers with workplace issues concerning their employer; communicating with others, including a union and the National Labor Relations Board, about their employment; or discussing the terms and conditions of employment, including, but not limited to, wages or salary, benefits, severance and job responsibilities, with coworkers or union representatives), or other protected rights under state law. This Agreement does not in any way restrict or impede Employee from disclosing the underlying facts or circumstances giving rise to a claim of sexual harassment or abuse, or sex discrimination or exercising protected rights to the extent that such rights cannot be waived by agreement. Nothing in this Agreement restricts or impedes Employee from complying with any applicable law, regulation, or valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
9.    Employee expressly and specifically represents, warrants, confirms and agrees (a) that Employee has not filed, and have not assisted any third party in filing, any claims, complaints, or actions of any kind (including but not limited to civil and administrative claims and actions) against

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Releasees; (b) that Employee will bring no new or further proceedings against the Company before any court or administrative tribunal or any other forum whatsoever by reason of any claim, liability or cause of action, whether known or unknown, suspected or unsuspected, arising out of Employee’s employment or termination of that employment, or any other act, omission or transaction by the Company, occurring up to and including the effective date of this Agreement; and (c) that Employee has not engaged in any unlawful conduct relating to the business of Company.
10.    This Agreement and compliance with this Agreement shall not constitute or be construed as an admission by the Company or the Releasees of any wrongdoing or liability of any kind, or an admission of any violation of the rights of Employee, or any person, or violation of any order, law, statute, duty or contract whatsoever, or that Employee was or is entitled to any amounts or relief demanded by him.
11.    Nothing in this Agreement is intended to contravene the federal Defend Trade Secrets Act. Under that Act, Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made either: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if the filing is made under seal.
12.    Should any part of this Agreement be declared or determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts shall not be affected thereby, and said illegal, invalid or unenforceable part shall be deemed not to be a part of this Agreement.
13.    Each party acknowledges that it has had an adequate opportunity to review the terms of this Agreement with counsel. This Agreement will be governed exclusively by, and will be interpreted, construed and enforced exclusively in accordance with, the laws of the state of California as applicable to agreements wholly performed therein, but without reference to or application of its conflicts-of-laws provisions. Any legal proceeding arising out or relating to this Agreement will be subject to the sole and exclusive jurisdiction of the federal and state courts located in Santa Clara County, California, to the exclusion of all other courts and venues, and each Party irrevocably consents to the sole and exclusive jurisdiction and venue of such courts and waives any right to object thereto. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR YOUR EMPLOYMENT. The parties further agree that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party.
14.    Employee agrees that in executing this Agreement Employee does not rely and has not relied on any representation or statement made other than those specifically set forth in this written Agreement. The parties agree that this Agreement constitutes the entire agreement between Employee and the Company and (except as provided in Section 8.a) supersedes any and all prior agreements or understandings, written or oral, between them and that any other agreement between the parties shall be, and hereby is, deemed terminated.

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15.    This Agreement shall be binding upon the parties hereto and, as applicable, upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that Employee has not transferred to any person or entity any rights, causes of action, or claims released by this Agreement.
16.    This Agreement is offered by the Company on [Date] and shall remain available, unless otherwise rejected by the Employee or revoked by the Company, until no later than 5:00 p.m. Pacific Time (2:00 p.m. Eastern Time) on [Date], which is not less than twenty-one (21) days following the date this Agreement is offered. Employee may accept the offer only by returning an executed copy of this Agreement to the Company and by completing the other conditions specified in Section 2 above. If the Agreement is not accepted by Employee before the date and time specified, the offer shall be deemed rejected and shall be revoked by the Company.
17.    The parties, having read all of the foregoing, having been advised by or having had adequate opportunity to consult with counsel, and having understood and agreed to the terms and conditions of this Settlement Agreement and Release of All Claims, do hereby voluntarily execute said Agreement by affixing their signatures hereto.

Dated:

Employee

Dated:
For Trimble Inc.

By:
Its:

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ADDENDUM TO SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Addendum (the “Addendum”) to the Settlement Agreement and Release of All Claims (hereinafter “Agreement”) is entered into by and between [name] (hereinafter “Employee”) and Trimble Inc., a Delaware corporation (hereinafter the “Company”), and is incorporated by reference into and is made a part of the Agreement. In consideration of the covenants set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, and to avoid unnecessary litigation, the parties agree to settle the disputes between them as follows:
Attestation of Compliance. Employee and Company each attests that the Agreement fully complies with each requirement of subsection (1) of the Colorado Protecting Opportunities and Workers’ Rights Act relating to non-disclosure agreements (Colorado Revised Statutes, Section 24-34-407).

IN WITNESS WHEREOF, Employee, and Company’s duly authorized representative, have executed this Addendum on the dates set forth below.

Dated:

Employee

Dated:
For Trimble Inc.

By:
Its:

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